Exhibit 99.1

NEWS RELEASE

CONTACTS:	Peter Donato, Chief Financial Officer
818-709-1244 x 7271
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

Attains Q1 EPS Guidance of $0.08; Reaffirms Full Year EPS Guidance of $0.48 on Revenue of $102 Million

NADiA®ProsVue™ Second Pre-IDE Review Completed by FDA, Pivotal Clinical Study Scheduled for Q2-09

CHATSWORTH, Calif., April 29, 2009 – IRIS INTERNATIONAL, INC. (NASDAQ: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables for use in hospitals and commercial laboratories worldwide, today announced revenue of $21.6 million for the first quarter ended March 31, 2009, which is the same as the year ago first quarter revenue. Net income for the 2009 quarter was $1.4 million, or $0.08 per share, compared with $1.8 million, or $0.10 per share in the year ago period.

“We are pleased with our overall first quarter performance which is line with our earnings guidance, despite carrying a $1.2 million backlog in iChem®VELOCITY™ and iRICELL™ sales. Our sales also reflect the impact of current global economic conditions. Despite these factors, and the continuing economic uncertainty, we remain confident that our full year forecast is achievable. We are particularly satisfied with the continuing strong growth in recurring high margin consumables and service revenue, which increased 15% over the year ago period and represented 58% of total revenue for the quarter,” stated César García, Chairman, President and Chief Executive Officer. “First quarter 2009 instrument sales would have been significantly higher if not for our decision to delay international shipments of our recently introduced iChem®VELOCITY™ automated chemistry analyzer, in order to implement product improvements based on customer feedback during the early stages of the product launch. These improvements have now been implemented and we anticipate resuming full-scale shipments against our backlog of iChem®VELOCITY™ and iRICELL™ integrated urinalysis workstations during the first week of May 2009. We expect to ship the backlog and believe we can significantly recover the instrument’s sales momentum during the second quarter as the interest for our new product offerings continues to be strong. In addition, we are anticipating our planned U.S. launch of the iChem®VELOCITY™ and iRICELL™ system as soon as these instruments attain pending FDA 510(k) clearance,” Mr. García said.

“While the current recessionary environment presents some challenges which have been accounted for in our previously stated 2009 guidance, domestic sales in the first quarter, a seasonally slow period, were slightly better than the comparable period a year ago. We experienced the most softness in the international market, primarily due to the delay in iChem®VELOCITY™ and iRICELL™ shipments which, we believe, has now been resolved,” Mr. García said. There were a total 81 iQ®200 analyzers shipped in the 2009 first quarter.

“With the support and cooperation of our international distributors, we have incorporated all the design improvements needed for the global launch of iChem®VELOCITY™ and iRICELL™ and the final validation of these important changes is progressing per plan. We have not encountered any fundamental problems in the underlying technology and we are confident that after these latest improvements we should attain the high quality levels that we have traditionally achieved with our flagship iQ®200 product line. Our backlog has continued to grow in April, which is testimony to the acceptance of our product concept and the confidence of our customers and distributors in our track record to deliver high quality products. We are confident the product will soon be FDA cleared and we remain optimistic in our ability to meet revenue and earnings guidance for the full year,” Mr. García said.

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2009 First Quarter Highlights:

•	Revenue in Q1 of $21.6 million, same as Q1 of 2008.

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Diluted EPS of $0.08 for Q1 2009, versus $0.10 in Q1 2008, as result of approximately 7% increase in operating expenses primarily related to R&D and overhead expenses in anticipation of new product introductions.

•	Record IVD consumables and service revenues increased 15% over Q1 2008, and 2% over immediately preceding Q4 2008; consumables and service revenues accounted for 58% of consolidated revenue.

•	81 iQ®200 analyzers sold in Q1, with more than 2,230 sold to date; year-ago Q1 instrument sales of 117 analyzers.

•	iChem®VELOCITY™ and iRICELL™ U.S. FDA 510(k) clearance is pending.

•	Consolidated gross margins of 54% in Q1; consumables and service margin improved to 61%.

•	Successful completion of first stage of clinical study and completed review of the second Pre-IDE of NADiA®ProsVue™ ultra sensitive prostate-specific antigen diagnostic assay.

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Strong debt-free balance sheet with cash of $26.7 million at March 31, after spending approximately $2.5 million in Q1 in open market purchases of approximately 250,000 shares of IRIS common stock under the 2008 Stock Repurchase Program.

For the first quarter ended March 31, 2009, IRIS had total revenue of $21.6 million, same as the first quarter of 2008. Net income for the 2009 first quarter was $1.4 million, or $0.08 per diluted share, compared with net income of $1.8 million, or $0.10 per diluted share, in the first quarter of 2008. The 2009 first quarter diluted EPS reflects a decrease of $0.02 related to increased operating expenses in the period, a decrease of $0.01 related to lower interest income earned versus last year’s first quarter, and an improvement of approximately $0.01 related to a lower share count resulting from the Company’s 2008 Stock Repurchase Program. Diluted weighted average shares outstanding for the three months ended March 31, 2009 and 2008, were 17.8 million and 19.1 million, respectively.

The IVD business unit had sales of $18.0 million in the first quarter of 2009, compared with $18.2 million in the first quarter of 2008. IVD instrument sales decreased 26% to $5.5 million in the first quarter of 2009, compared with $7.4 million in the first quarter of 2008, due primarily to delayed shipments of iChem®VELOCITY™ and iRICELL™ workstations to the international market. IVD instrument revenue represented 25% of consolidated revenue in the first quarter of 2009 versus 34% in the first quarter of 2008. IVD consumables and service revenue grew by 15% to a record $12.5 million for the quarter, compared with $10.9 million in the first quarter of 2008. IVD consumables and service revenue represented 58% of total revenue in the first quarter of 2009 versus 50% in the first quarter of 2008, as a result of product mix. There were 81 iQ®200 urine microscopy analyzers sold in the quarter, increasing the total number of iQ®200 analyzers sold to more than 2,230 units, as of March 31, all generating high margin recurring consumables and service revenue. The Iris Sample Processing Division achieved record first quarter 2009 revenue of $3.6 million, an increase of 6% over revenue of $3.4 million in the first quarter of 2008.

Consolidated gross profit margin remained consistent at 54% in the first quarters of 2009 and 2008 IVD instruments gross profit margin was 42% in the 2009 first quarter, versus 52% in the year ago period and 41% for the immediately preceding Q4-08 quarter. The instruments gross margin in the first quarter of 2008 benefited from a one-time favorable inventory adjustment of $135K, while the 2009 first quarter gross margin was negatively impacted by the following: domestic sales promotions $155K, foreign currency $200K, and iChem®VELOCITY™ related costs of $120K which are expected to diminish with greater volume in the future. The instruments gross profit margin for the full year 2008 was 46%.

IVD consumables and service gross profit margin was 61% for the 2009 first quarter, compared with 56% in the year-ago period. This was driven by increased consumable volumes and improved profitability in the service business. Our service business benefited in the first quarter from a higher than normal volume of orders for iQ®200 spare parts from International distributors and reduced labor costs. Consumable and service profitability continues to improve with the growing installed base of iQ analyzers and should continue to benefit with the release of the iChem®VELOCITY™, which is now beginning to favorably impact the utilization of our strip manufacturing facility in Marburg, Germany.

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Research and development expense for the first quarter of 2009 was $2.8 million, or 13% of revenue, compared with $2.6 million, or 12% of revenue, in the first quarter of 2008.

“We are very pleased with the results of the recent 30 patient, first stage clinical study with Duke University Medical Center using our NADiA®ProsVue™ ultra sensitive prostate-specific antigen (PSA) diagnostic assay for identifying post-prostatectomy patients with low risk of prostate cancer recurrence,” Mr. García said. “Once again, our most recent clinical study confirmed NADiA®ProsVue’s™ capability to measure PSA concentrations with extremely high sensitivity and specificity, below the detection limits of conventional third generation PSA assays, a performance that we believe is essential to support a prognostics claim. After reviewing our second Pre Investigational Device Exemption (Pre-IDE), the FDA has not identified any significant deficiency in our protocol, the preliminary experimental conclusions or the improved hypothesis submitted for their consideration. We are incorporating the final recommendations from the FDA review into our retrospective clinical study before initiating a larger multi-center study, which is expected to be completed and submitted with an FDA 510(k) application in the mid-Summer of 2009. We are on schedule with the regulatory plan that we outlined in January 2009,” added Mr. García.

Operating expenses increased to $9.8 million, or 46% of sales, in the first quarter of 2009, compared with $9.2 million, or 43% of sales, in the first quarter of 2008. Marketing and selling expenses of $3.9 million in the first quarter of 2009 were the same as the year ago period. General and administrative expenses in the first quarter of 2009 were $3.1 million, compared with $2.8 million in the prior year period, increasing to 15% of sales from 13% of sales a year ago due to increases in personnel and 123R expense.

The effective tax rate for the first quarter of 2009 was 32%, compared to 33% for the first quarter of 2008. The Company’s balance sheet remains strong with cash of $26.7 million and no debt at March 31, 2009. This is after spending approximately $2.5 million in the first quarter to repurchase approximately 250,000 shares of IRIS common stock in the open market, as part of the 2008 Stock Repurchase Program.

Company Outlook

IRIS reaffirms initial guidance for full year 2009, anticipating revenue growth to at least $102 million and earnings of at least $0.48 per fully diluted share. For the current second quarter ending June 30, 2009, IRIS anticipates revenue growth to $24.5 million and earnings of $0.11 per share. The 2009 guidance does not include any revenue relating to NADiA®ProsVue™, as we have not yet secured regulatory clearance. Research and Development expense is expected to be at 12% of revenue, up slightly from prior guidance.

Conference Call

We will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-877-874-1568 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 719-325-4807. The conference call may also be accessed by means of a live audio webcast on our website at www.proiris.com, or at http://investor.shareholder.com/iris/eventdetail.cfm?eventid=67816, the webcast service provider. The conference audio cast will be archived and available for replay on both websites for 90 days from the date of the broadcast.

About IRIS International

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of urine microscopy systems, with more than 2,230 systems sold in more 50 countries. For more information, visit www.proiris.com.

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SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,”plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited – in thousands – except per share data)

	For the three months ended March 31,
	2009	2008
Sales of IVD instruments	$5,453$	7,355
Sales of IVD consumables and service	12,522	10,855
Sales of sample processing instruments and supplies	3,600	3,397

Total revenues	21,575	21,607

Cost of goods—IVD instruments	3,136	3,556
Cost of goods—IVD consumable and service	4,912	4,786
Cost of goods—sample processing instruments and supplies	1,832	1,661

Total cost of goods sold	9,880	10,003

Gross profit	11,695	11,604

Marketing and selling	3,884	3,850
General and administrative	3,147	2,772
Research and development, net	2,809	2,620

Total operating expenses	9,840	9,242

Operating income	1,855	2,362
Other income (expense):
Interest income	203	341
Interest expense	(4)	(2)
Other (expense) income	(7)	9

Income before provision for income taxes	2,047	2,710
Provision for income taxes	655	889

Net income	$1,392$	1,821

Basic net income per share	$0.08$	0.10

Diluted net income per share	$0.08$	0.10

Weighted average number of common shares outstanding – basic	17,609	18,436

Weighted average number of common shares outstanding – diluted	17,800	19,063

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